Exhibit 99.1

tw telecom Reports First Quarter 2013 Results

Delivers 6.2% Year over Year Revenue Growth while investing in Growth Initiatives
Delivers New Products and Ongoing Innovation
Completes refinancing and executes more than $105 million of share repurchases while retiring nearly 40% par value of Convertible Debt through May 3rd

LITTLETON, Colo. - May 6, 2013 - tw telecom inc. (NASDAQ: TWTC), a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions to enterprises across the U.S. and to their global locations, today announced its first quarter 2013 financial results, including $381.2 million of revenue, $13.1 million of net income, $136.0 million of Modified EBITDA1 (“M-EBITDA”), $81.6 million of net cash provided by operating activities and $23.9 million of levered free cash flow3.

“We've had a productive start to the year, as we commenced our growth initiatives, delivered ongoing revenue growth and cash flow generation and executed several strategic balance sheet activities,” said Larissa Herda, tw telecom's Chairman, CEO and President. “The growth initiatives we announced in February are under way as we focus on delivering additional product innovation, increasing our sales coverage, as well as further automating the business and expanding our market reach. Everything we're doing is to increase our sales momentum and the trajectory of our revenue growth as we continue with our comprehensive balanced approach to win market share.”

Highlights for the First Quarter 2013

•	Grew total revenue 0.9% sequentially and 6.2% year over year

•	Grew enterprise revenue 0.7% sequentially and 8.2% year over year

•	Grew data and Internet revenue 2.2% sequentially and 14.3% year over year, driven primarily by a 19.4% increase in strategic Ethernet and VPN-based product revenue

•	Delivered net income of $13.1 million, or $0.09 basic earnings per share

•	Delivered M-EBITDA of $136.0 million representing a 35.7% M-EBITDA margin[1]

•	Delivered $23.9 million of levered free cash flow, representing 6.3% of revenue

•	Executed $60.0 million of share repurchases

Subsequent Events April 1 through May 3

•	Executed an additional $45.5 million of share repurchases for $105.5 million total year to date

•	Retired nearly 40% of the par amount of convertible debt or $145.1 million, via open market purchases or voluntary conversions, which have been or will be settled in cash

•	Refinanced and upsized term loan and revolver with lower rates, longer maturities and greater covenant flexibility

Business Trends

     “Our first quarter results were in line with our expectations, including several discrete items that we communicated in February,” said Mark Peters, tw telecom's Executive Vice President and Chief Financial Officer. “We continued with our track record of thoughtful balance sheet management. Through May 3rd, we refinanced our secured debt at attractive terms, executed $105.5 million in share repurchases and retired nearly 40% of the par value of our convertible debt that has been, or will be, settled for cash. We expect to continue our share repurchase plan this year and to retire the balance of our convertible debt in the near term,” said Peters.

Product Innovation and Differentiation

“Our plans for 2013 include further differentiation of our product portfolio,” said John Blount, tw telecom's Chief Operating Officer. “We're focused on both innovative new capabilities as well as enhancements to our core strengths. To further evolve our core portfolio, we've recently launched advanced SIP capabilities and a premium Internet security service. We expect to launch later this year new managed services features and our 40 and 100 gigabit Ethernet services with a native handoff for use in customers' metro networks. Additionally, we continue to actively develop our innovative future Constellation Platform and capabilities, which encompasses our Intelligent Network services.”

“Our product enhancements and ongoing innovation are part of our growth initiatives designed to achieve greater market differentiation, win additional market share and further drive our sales momentum and revenue growth,” said Blount.

Operational Metrics

Revenue churn4 was 0.8% for the current quarter, down from 0.9% in the prior quarter and 1.1% in the same period last year. As a component of revenue churn, revenue lost from customers fully disconnecting service remained low at 0.2% for the current quarter, which is consistent with both the prior quarter and the same quarter last year and indicative of a loyal customer base, strong customer experience strategy and competitive product portfolio.

The Company had over 28,000 customers as of March 31, 2013. Customer churn4 was 0.9% for both the current quarter and prior quarter, down from 1.0% in the same quarter last year. The Company ended the quarter with over 29,000 fiber route miles (of which over 22,000 were metro miles).

Capital Investments

Capital investments were $90.9 million for the quarter as compared to the prior quarter of $99.6 million and for the same period last year of $79.1 million.  The fluctuation between periods primarily reflects timing of projects as well as a year over year increase in investments to support new product and other technology initiatives.

The Company continues to expect capital investments for 2013 to be approximately $360 to $370 million, with the majority tied to new sales opportunities.

Trends and Other

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing, as well as any seasonality of sales and installations5, usage, rate changes, disputes, settlements, repricing for contract renewals and fluctuations in revenue churn, expenses, capital expenditures and taxes and fees.

The Company's bookings7, or sales, continued to grow compared to the same period last year as it takes market share and sells more to existing customers, although not at a high enough rate to sustain its 2012 revenue growth rate. The Company commenced its growth initiatives that were previously announced in February, with the goal to increase sales and ultimately to accelerate its overall revenue growth rate. These initiatives include both operating expense and capital investments that are expected to temporarily impact Modified EBITDA margin and cash flow until growth in recurring revenue absorbs these increased costs and investments.

In April, the Company refinanced its $462 million term loan and replaced its undrawn $80 million revolving credit facility with a $520 million term loan and a $100 million revolving credit facility, which is undrawn. This refinancing extended the Company's maturities, substantially improved its interest rate and provided additional covenant flexibility.

Year to date through May 3, the Company executed $105.5 million of share repurchases, or 4.1 million shares; and retired $145.1 million par amount of its convertible debt through open market purchases and voluntary conversions that have been, or will be, settled for cash. Giving effect to these repurchases and pending retirements, the Company has $228.6 million par value of outstanding convertible debt that it expects to retire in the near future.

Pro-forma for additional convertible debt retirement and share repurchases, the Company expects to maintain a minimum of $300 million in cash, equivalents and short term investments by year-end, in order to provide ongoing liquidity and the flexibility for other operating and strategic initiatives.

Year over Year Results - First Quarter 2013 compared to First Quarter 2012

Revenue for the quarter was $381.2 million compared to $358.9 million for the first quarter last year, representing a year over year increase of $22.3 million or 6.2%. Revenue grew primarily due to ongoing enterprise revenue growth. Key changes in revenue included:

•	$23.0 million increase in revenue from enterprise customers, or 8.2% year over year, driven primarily by data and Internet services

•	$1.0 million decrease in revenue from carriers, primarily due to churn and repricing for contract renewals, largely offset by growth in Ethernet services

•
$0.3 million increase in intercarrier compensation revenue primarily reflecting an increase in minutes of use and higher settlements in the current quarter, which offset the impact of a mandatory FCC rate reduction in July 2012

By product line, the percentage change in revenue year over year was as follows:

•
14.3% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and VPN based products and other services, partially offset by churn and repricing. Data and Internet revenue represents 53% of total revenue for the quarter compared to 49% a year ago

•
3.1% increase in voice services, primarily from converged and other voice solutions and certain taxes and fees, partially offset by churn. Voice revenue represented 24% of total revenue for the quarter compared to 25% a year ago

•
7.0% decrease in network services, primarily reflecting the net impact of churn and repricing for contract renewals. Network services revenue represents 21% of total revenue for the quarter compared to 24% a year ago

Operating Costs

Operating costs for the quarter increased year over year, which included increases in network access costs primarily as a result of revenue growth, as well as higher maintenance and employee-related costs. Operating costs as a percentage of revenue were 42.3% for the quarter compared to 41.6% for the same period last year. Modified gross margin6 as a percentage of revenue was 57.9% in the current quarter compared to 58.6% in the same period last year due to an increase in network access and maintenance costs.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash, stock-based compensation expense, net of costs capitalized for labor and overhead on capital projects.

Selling, General and Administrative Costs (“SG&A”)

SG&A costs increased year over year, primarily as a result of higher employee-related costs, including commissions, additional headcount, merit-based increases and stock-based compensation. SG&A costs as a percentage of revenue increased to 24.5% for the quarter from 24.0% for the same period last year. This primarily reflects higher employee costs, which increased as a percentage of revenue year over year.

Net Income

Net income was $13.1 million for the quarter compared to $19.3 million from the same period last year, reflecting an increase in interest expense related to the October 2012 financing and higher depreciation expense, resulting from asset additions and the timing of assets becoming fully depreciated, offset by M-EBITDA growth and lower income tax expense. The Company delivered basic earnings per share of $0.09 for the current quarter as compared to $0.13 for the same period last year.

M-EBITDA and Margins

M-EBITDA grew to $136.0 million for the quarter, an increase of 3.2% from the same period last year primarily as a result of revenue growth. M-EBITDA margin for the quarter was 35.7% as compared to 36.7% for the same period last year, as network access costs, employee costs and maintenance costs as a percentage of revenue increased year over year.

Sequential Results - First Quarter 2013 compared to Fourth Quarter 2012

Revenue for the quarter was $381.2 million, as compared to $377.9 million for the fourth quarter of 2012, an increase of $3.3 million, or 0.9%, representing the 34th consecutive quarter of sequential growth. Revenue grew primarily due to ongoing enterprise growth. Key changes in revenue included:

•
$2.2 million increase in enterprise revenue, driven primarily by data and Internet services, offset by a $2.2 million customer settlement in the prior quarter that did not recur and a rate reduction for certain taxes and fees

•	$0.2 million increase in revenue from carrier customers, primarily reflecting growth in Ethernet services, offset by churn and repricing for contract renewals

•	$0.9 million increase in intercarrier compensation revenue, primarily reflecting an increase in the minutes of use and higher settlements

By product line, the percentage change in revenue sequentially was as follows:

•
2.2% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and VPN-based products and other services, partially offset by a $2.2 million customer settlement in the prior quarter that did not recur as well as churn and repricing

•	Voice services were largely unchanged, primarily reflecting an increase in converged solutions, offset by churn and a rate reduction for certain taxes and fees

•	2.7% decrease in network services, primarily reflecting the net impact of churn and repricing for contract renewals and a reduction in settlements

Operating Costs

Operating costs increased primarily due to higher network access costs as a result of revenue growth, as well as increased employee-related costs, largely due to the resetting of payroll taxes, somewhat offset by a reduction in the rate of certain taxes and fees. Operating costs were 42.3% of revenue for the quarter and 42.1% for the prior quarter. Modified gross margin for the quarter as a percentage of revenue was 57.9% compared to 58.0% in the prior quarter.

Selling, General and Administrative Costs

SG&A costs increased primarily reflecting higher employee-related costs, including the impact of the annual resetting of payroll taxes and higher stock-based compensation expense. SG&A was 24.5% of revenue for the quarter and 23.1% for the prior quarter.

Net Income

Net income was $13.1 million for the quarter, down from $17.3 million in the prior quarter, primarily reflecting a decrease in M-EBITDA, largely attributable to the annual resetting of payroll taxes, as well as an increase in stock-based compensation expense. The Company delivered basic earnings per share of $0.09 for the quarter compared to $0.11 in the prior quarter.

M-EBITDA and Margins

M-EBITDA was $136.0 million for the quarter, a decrease of 1.6% from the prior quarter primarily as a result of increased selling, general and administrative costs as discussed above. M-EBITDA margin was 35.7% for the quarter compared to 36.6% for the prior quarter, reflecting primarily an increase in payroll taxes, network costs and the impact of a customer settlement in the prior quarter that did not recur.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on May 7, 2013 at 9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

Investor Relations:                    Media Relations:
Carole Curtin 303 566-1000                Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com                bob.meldrum@twtelecom.com

(1) Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other income and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense. The Company defines Modified EBITDA margin as M-EBITDA divided by total revenue.

(2) Unlevered free cash flow is defined as Modified EBITDA less capital expenditures, which is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company's website.

(3) Levered free cash flow is defined as Modified EBITDA less capital expenditures and net interest expense from operations (excluding debt extinguishment costs, non-cash interest expense and deferred debt costs), which is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company's website.

(4) Revenue churn is defined as the average lost recurring monthly billing for the period from a customer's partial or complete disconnection of services (excluding repricing impacts and usage) compared to reported revenue for the period. Customer churn is defined as the average monthly customer turnover for the period compared to the average monthly customer count for the period.

(5) Installations reflect services from signed customer sales that are installed and recognized as revenue from the date of installation.

(6) The Company defines modified gross margin as total revenue less operating costs excluding non-cash stock-based compensation expense.

(7) Bookings are defined as signed customer contracts. The timing of when these sales are installed and recognized into revenue varies based on the underlying contract.

Financial Measures
The Company provides financial measures using U.S. generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company's debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company's website. Modified

EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by operating activities on the Company's website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by operating activities and also to Modified EBITDA in the supplemental information posted on the Company's website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the financial tables.

Forward Looking Statements
The statements in this press release and related conference call concerning the outlook for 2013 and beyond, including statements regarding product and platform plans, growth prospects, market opportunities, sales growth, cash flow, growth initiatives, sales force, customer opportunities, network capabilities, sales and installations timing, demand, revenue growth, margins, expense trends, churn, business trends and fluctuations, future cash balances, future share repurchases, debt retirement and expected capital expenditures are forward-looking statements that reflect management's views with respect to future events and financial performance. These statements are based on management's current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company's SEC filings, especially the section entitled "Risk Factors" in its 2012 Annual Report on Form 10-K and in its quarterly reports on Form 10-Q for the quarter ended March 31, 2013 to be filed shortly hereafter.

tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom
tw telecom, headquartered in Littleton, Colo., is a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions for enterprises throughout the U.S. and globally. tw telecom also delivers secure, scalable private connections for transport data networking, Internet access, voice, VPN, VoIP and security to large organizations and communications services companies. Employing a resilient fiber network infrastructure, robust product portfolio and its own Intelligent Network capabilities, tw telecom delivers customers overall economic value, an industry-leading quality service experience, and improved business productivity. Please visit www.twtelecom.com for more information.

 tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended March 31,
	2013	2012	Growth %
Revenue
Data and Internet services	$202,082	$176,851	14.3%
Voice services	92,355	89,621	3.1%
Network services	78,863	84,804	-7.0%
Service Revenue	373,300	351,276	6.3%
Intercarrier compensation	7,909	7,649	3.4%
Total Revenue	381,209	358,925	6.2%
Expenses
Operating costs	161,082	149,193
Gross Margin	220,127	209,732
Selling, general and administrative costs	93,562	86,090
Depreciation, amortization and accretion	74,395	68,394
Operating Income	52,170	55,248	-5.6%
Interest expense	(21,546)	(15,444)
Non-cash interest expense and deferred debt costs	(6,794)	(6,137)
Interest income	277	104
Income before income taxes	24,107	33,771	-28.6%
Income tax expense	10,963	14,439
Net Income	$13,144	$19,332	-32.0%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$220,127	$209,732
Add back non-cash stock-based compensation expense	583	500
Modified Gross Margin	220,710	210,232	5.0%
Selling, general and administrative costs	93,562	86,090
Add back non-cash stock-based compensation expense	8,879	7,628
Modified EBITDA	136,027	131,770	3.2%
Non-cash stock-based compensation expense	9,462	8,128
Depreciation, amortization and accretion	74,395	68,394
Net Interest expense	21,269	15,340
Non-cash interest expense and deferred debt costs	6,794	6,137
Income tax expense	10,963	14,439
Net Income	$13,144	$19,332
Modified Gross Margin %	57.9%	58.6%
Modified EBITDA Margin %	35.7%	36.7%

Free Cash Flow
Modified EBITDA	$136,027	$131,770	3.2%
Less: Capital Expenditures	90,853	79,109	14.8%
Unlevered Free Cash Flow	45,174	52,661	-14.2%
Less: Net interest expense	21,269	15,340	38.7%
Levered Free Cash Flow	$23,905	$37,321	-35.9%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended
	Mar. 31 2013	Dec. 31 2012	Growth %
Revenue
Data and Internet services	$202,082	$197,802	2.2%
Voice services	92,355	92,062	0.3%
Network services	78,863	81,014	-2.7%
Service Revenue	373,300	370,878	0.7%
Intercarrier compensation	7,909	7,015	12.7%
Total Revenue	381,209	377,893	0.9%
Expenses
Operating costs	161,082	159,179
Gross Margin	220,127	218,714
Selling, general and administrative costs	93,562	87,412
Depreciation, amortization and accretion	74,395	74,703
Operating Income	52,170	56,599	-7.8%
Interest expense	(21,546)	(21,720)
Non-cash interest expense and deferred debt costs	(6,794)	(6,771)
Interest income	277	512
Income before income taxes	24,107	28,620	-15.8%
Income tax expense	10,963	11,352
Net Income	$13,144	$17,268	-23.9%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$220,127	$218,714
Add back non-cash stock-based compensation expense	583	476
Modified Gross Margin	220,710	219,190	0.7%
Selling, general and administrative costs	93,562	87,412
Add back non-cash stock-based compensation expense	8,879	6,507
Modified EBITDA	136,027	138,285	-1.6%
Non-cash stock-based compensation expense	9,462	6,983
Depreciation, amortization and accretion	74,395	74,703
Net Interest expense	21,269	21,208
Non-cash interest expense and deferred debt costs	6,794	6,771
Income tax expense	10,963	11,352
Net Income	$13,144	$17,268
Modified Gross Margin %	57.9%	58.0%
Modified EBITDA Margin %	35.7%	36.6%

Free Cash Flow
Modified EBITDA	$136,027	$138,285	-1.6%
Less: Capital Expenditures	90,853	99,624	-8.8%
Unlevered Free Cash Flow	45,174	38,661	16.8%
Less: Net interest expense	21,269	21,208	0.3%
Levered Free Cash Flow	$23,905	$17,453	37.0%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Highlights of Results Per Share
Unaudited (1) (2)

	Three Months Ended
	Mar. 31 2013	Dec. 31 2012	Mar. 31 2012
Weighted Average Shares Outstanding (thousands)
Basic	149,129	148,253	146,967
Diluted (2)	152,452	152,311	149,090

Basic and Diluted Income per Common Share	$0.09	$0.11	$0.13

	As of
	Mar. 31 2013	Dec. 31 2012	Mar. 31 2012
Common shares (thousands)
Actual Shares Outstanding	151,388	151,397	150,374
Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	4,209	4,573	4,596
Options (thousands)
Options Outstanding	3,233	4,860	5,977
Options Exercisable	3,075	4,169	5,268
Options Exercisable and In-the-Money	3,075	4,169	4,564

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)
Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.

tw telecom inc.
Condensed Consolidated Balance Sheet Highlights
(Dollars in thousands)
Unaudited (1)

	Mar. 31, 2013	Dec. 31, 2012	Mar. 31, 2012
ASSETS
Cash, equivalents, and short term investments	$913,285	$974,292	$486,667

Receivables	111,379	106,770	100,070
Less: allowance	(6,949)	(7,067)	(8,649)
Net receivables	104,430	99,703	91,421

Prepaid expenses and other current assets	24,524	19,164	18,334
Deferred income taxes	76,160	76,160	65,008
Total other current assets	100,684	95,324	83,342

Property, plant and equipment	4,327,939	4,247,868	4,080,835
Less: accumulated depreciation	(2,812,332)	(2,755,622)	(2,641,851)
Net property, plant and equipment	1,515,607	1,492,246	1,438,984

Deferred income taxes	91,238	101,885	148,432
Goodwill	412,694	412,694	412,694
Intangible assets, net of accumulated amortization	16,063	17,578	16,335
Other assets, net	28,985	30,015	23,875
Total other non-current assets	548,980	562,172	601,336

Total	$3,182,986	$3,223,737	$2,701,750

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$57,096	$55,857	$56,142
Deferred revenue	46,758	45,471	42,923
Accrued taxes, franchise and other fees	58,351	60,844	65,840
Accrued interest	20,516	20,343	7,488
Accrued payroll and benefits	33,685	45,727	29,969
Accrued carrier costs	19,183	30,765	25,154
Current portion of debt and lease obligations	380,687	374,969	108,482
Other current liabilities	34,157	29,163	31,132
Total current liabilities	650,433	663,139	367,130

Long-Term Debt and Capital Lease Obligations
2 3/8% convertible senior debentures, due 4/1/2026 (2) (4)	373,702	373,743	373,744
Unamortized Discount	—	(5,643)	(21,872)
Net	373,702	368,100	351,872
Floating rate senior secured debt - Term Loan B, due 1/7/2013	—	—	101,787
Floating rate senior secured debt - Term Loan B, due 12/30/2016 (3)	461,787	463,019	466,713
8% senior unsecured notes, due 3/1/2018, net of unamortized discount	428,098	428,001	427,711
5 3/8% senior unsecured notes, due 10/1/2022	480,000	480,000	—
Capital lease obligations	22,644	20,091	18,178
Less: current portion	(380,687)	(374,969)	(108,482)
Total long-term debt and capital lease obligations	1,385,544	1,384,242	1,257,779

Long-Term Deferred Revenue	22,454	23,177	22,041
Other Long-Term Liabilities	43,862	41,240	35,784

Stockholders’ Equity	1,080,693	1,111,939	1,019,016

Total	$3,182,986	$3,223,737	$2,701,750

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)
Holders have the option to require the Company to purchase all or part of the debentures on 4/1/13, 4/1/16 or 4/1/21; or at any time prior to 4/1/26 to convert the debentures into equity. The Company has the right to redeem the debentures in whole or in part at any time on or after 4/6/13.

(3)	The Company's Term Loan B and revolving credit facility were refinanced effective April 17, 2013. See the Company's SEC filings for more details.

(4)	See the press release narrative for retirements of convertible debt subsequent to March 31, 2013.

tw telecom inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
Unaudited (1)

	Three Months Ended
	Mar. 31 2013	Dec. 31 2012	Mar. 31 2012
Cash flows from operating activities:
Net Income	$13,144	$17,268	$19,332
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	74,395	74,703	68,394
Deferred income taxes	10,617	4,253	14,030
Stock-based compensation expense	9,462	6,983	8,128
Amortization of discount on debt and deferred debt costs and other	6,795	6,772	6,121
Changes in operating assets and liabilities:
Accounts receivable, net	(4,727)	7,011	4,761
Prepaid expenses and other current and noncurrent assets	(2,225)	1,197	(173)
Accounts payable	(1,134)	(1,254)	4,020
Accrued interest	150	12,680	(6,466)
Accrued payroll and benefits	(12,016)	4,914	(14,334)
Deferred revenue, current and noncurrent	564	204	415
Other current and noncurrent liabilities	(13,425)	9,161	(9,867)

Net cash provided by operating activities	81,600	143,892	94,361

Cash flows from investing activities:
Capital expenditures	(87,800)	(97,069)	(76,783)
Purchase of investments	(50,932)	(103,308)	(40,102)
Proceeds from sale of investments	33,990	77,748	36,474
Other investing activities, net	(2,240)	(1,963)	301
Net cash used in investing activities	(106,982)	(124,592)	(80,110)

Cash flows from financing activities:
Net proceeds (tax withholdings) from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	6,158	3,327	(2,565)
Purchases of treasury stock	(54,627)	(1,890)	(11,519)
Excess tax benefits (shortfalls) from stock-based compensation	601	(3)	448
Net proceeds from issuance of debt	—	470,796	—
Retirement of debt obligation	(59)	—	—
Payment of debt and capital lease obligations	(1,709)	(1,602)	(1,878)

Net cash (used in) provided by financing activities	(49,636)	470,628	(15,514)

(Decrease) increase in cash and cash equivalents	(75,018)	489,928	(1,263)
Cash and cash equivalents at the beginning of the period	806,728	316,800	353,394
Cash and cash equivalents at the end of the period	$731,710	$806,728	$352,131

Supplemental disclosures cash, equivalents and short term investments
Cash and cash equivalents at the end of the period	$731,710	$806,728	$352,131
Short term investments	181,575	167,564	134,536
Total of cash, equivalents and short term investments	$913,285	$974,292	$486,667

Supplemental disclosures of cash flow information:
Cash paid for interest	$21,631	$9,223	$22,361
Cash paid for income taxes, net of refunds	$(60)	$1,235	$(24)
Addition of capital lease obligation	$3,053	$2,555	$2,326

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$87,800	$97,069	$76,783
Addition of capital lease obligation	3,053	2,555	2,326
Total capital expenditures	$90,853	$99,624	$79,109

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Selected Operating Statistics
Unaudited (1)

	Three Months Ended
	2012				2013
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31
Operating Metrics:
Buildings (2)	15,905	16,367	16,919	17,948	18,466
Headcount
Total Headcount	3,059	3,089	3,087	3,147	3,191
Sales Associates	551	546	543	574	578
Customers
Total Customers	27,495	27,569	27,699	27,966	28,292

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Reflects on-net buildings and ILEC Local Serving Offices (LSOs) directly served by the Company’s fiber network.